Exhibit 99.1

ITG RELEASES AUGUST 2015 U.S. TRADING VOLUMES

NEW YORK, September 9, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that August 2015 U.S. trading volume was 2.8 billion shares and average daily volume (ADV) was 134 million shares.  This compares to 4.3 billion shares and ADV of 197 million shares in July 2015 and 2.8 billion shares and ADV of 135 million shares in August 2014.  There were 21 trading days in both August 2015 and August 2014 and 22 trading days in July 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

August 2015	21	2,806,911,287	133,662,442	55,991,590	241	5,095,790	15,595	29,087

Year-to-Date:	167	30,318,518,530	181,548,014	89,134,210	261	14,671,070	15,586	33,926

*Excluding shares crossed through POSIT Alert from ITG algorithms

Average daily trading volume for the period of August 1st through August 26th, prior to the CenturyLink U.S. data center outage, was 144 million shares.  During August 2015 there was an increase in the percentage of trading activity from sell-side clients as compared to the level in the second quarter of 2015, significantly reducing the overall average revenue per share.

International Trading Activity

The average daily commissions in August 2015 in ITG’s Canadian, European and Asia Pacific businesses was down a combined 35% compared to the second quarter of 2015.

“We are committed to all of our customers and thankful for the approximately 1000 clients who traded with ITG globally during the month of August,” said ITG interim CEO Jarrett Lilien.  “We are particularly grateful for the clients who continue to interact with us in the wake of the final SEC settlement announcement as well as those who have resumed trading with us in recent weeks.  We are dedicated to restoring the confidence of all of our clients and building on our nearly three decade history of delivering industry leading solutions and providing best execution.”

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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